Exhibit 10.5

Communicate.com Delaware, Inc.

Tuesday, March 25, 2008

Mr. Phillip Kast

Dear Phillip:

It is my pleasure to turn our discussions of the last few weeks into a formal Letter of Offer.  This offer is only valid if you achieve the appropriate legal status to work in Canada by the Closing Date as defined in the Merger Agreement dated March 25, 2007. Outlined below are the terms we have discussed:

1.

Office.  You will be employed by the Communicate.com Delaware, Inc. (the “Company”) in the position of Senior Engineer, reporting to Patrick Collison.

2.

Term.  Your term of employment will commence on the Closing Date as defined in the Merger Agreement (the “Start Date”).

3.

Service.  You will serve the Company faithfully, honestly, diligently and to the best of your abilities.  Throughout your term of employment, you will devote your full working time and attention to the business and affairs of the Company and will not be engaged in other employment. Nothing herein will preclude you from representing other enterprises in a board or advisory capacity if such activity does not restrict or impair the performance of your obligations to the Company.

4.

Base Salary.  You will be paid a base salary of USD$100,000 per annum, payable in installments on the 15th and 28th of each month, or at other such times as you and the Company may agree.  Compensation shall be reviewed annually.

5.

Bonus.  You will be entitled to an annual bonus of up to 30% of your salary in accordance with the terms of the Company’s bonus plan and based on achievement of mutually agreed targets we set.  In 2008 your bonus will be pro rated based on your Start Date.

6.

Stock Options.  Subject to Board approval, you will be granted an option to purchase up to 50,000 shares of common stock of the Company under the Communicate.com 2007 Stock Incentive Plan.  The option will have an exercise price equal to the closing price of the Company’s stock on your Start Date and will vest over three years with 12/36 vesting on the anniversary of your starting date, then quarterly thereafter.

7.

Vacation.  You will be entitled to 3 weeks vacation per year to be taken other than during the holiday season and otherwise at times mutually acceptable to you and the Company.

8.

Benefits.  You will be entitled to participate in all of the Company’s benefit plans. Eligibility will commence on your Start Date.

9.

Expenses.  You will be reimbursed for all reasonable travel, entertainment or other expenses incurred by you in accordance with the Company’s expense policy.

10.

Confidentiality.  All information, which you obtain from the Company in the course of your employment, shall be held by you in your capacity of fiduciary of the Company.  You will keep secret all information relating to the business, programs, products, processes, know-how, trade secrets, inventions, developments, equipment and software packages used, developed, practiced or sold by the Company or any person, firm or corporation with whom the Company had business relations.

11.

Intellectual Property

You hereby assign to the company:

•

all intellectual property rights, whether registered or not, including all issued patents, inventions, pending patent applications, trade-marks, trade-names, trade dress, business names and other indicia of origin, integrated circuit topography rights, and copyright (“Intellectual Property”); and

•

all know-how and related technical knowledge, including trade-secrets, confidential information, documented research, concepts, data, designs, discoveries, domain names, drawings, ideas, software, research materials and work methods (“Technical Information”), including any Intellectual Property therein which have been, or may , during the period of your employment with the Company be, owned or held by you, either alone or jointly with others, which in any way relates to the business of Company.

12.

Non-Competition and Non-Solicitation.

You shall not during the Employment Period and the 12 months immediately thereafter (except in the event of a Change of Control of the Company), directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, or as an employee, principal, agent, director or shareholder:

(i)

be engaged in any undertaking;

(ii)

have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of the business of any Person; or

(iii)

advise, lend money to, guarantee the debts or obligations of any Person which carries on a business;

anywhere in which is the same as or substantially similar to or competes with or would compete with the business carried on by the Company or any of its Affiliates during the Employment Period.

Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning up to 5% of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or publicly traded on an over-the-counter market, which carries on a business which is the same as or substantially similar to or which competes with or would compete with the business of the Company or any of its Affiliates.

For a period of twelve months following the cessation of your employment with the company for any reason or whatsoever, you will not directly or indirectly:

•

solicit any employee to leave the employ of the Company; or

•

hire in any capacity any employee employed by the Company during the term of this Agreement.

If you are in agreement with the terms contained herein, please sign and return a copy to me by March 25, 2008.

Signatures appear on the following page

Yours sincerely,

/s/ C. Geoffrey Hampson

C. Geoffrey Hampson

Chief Executive Officer and Chairman

Communicate.com Delaware, Inc

Encls.

I hereby acknowledge receipt of a copy of this agreement duly signed by the Company and accept employment on the terms and conditions outlined in this letter.

/s/ Phillip Kast	March 25, 2008

Phillip Kast	Date